Exhibit 99.1


            Merrimac Reports Profitable First Quarter 2004 Results

    WEST CALDWELL, N.J., May 17 /PRNewswire-FirstCall/ -- Merrimac Industries, Inc. (Amex: MRM), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM(R)), today announced results for the first quarter of 2004.
    Sales for the first quarter of 2004 were $7,648,000, which was a first quarter Company sales record, and a 17.4 percent increase compared to first quarter of 2003 sales of $6,512,000. First quarter 2004 sales increased due to an improvement in orders received during the first quarter and higher beginning backlog going into the first quarter.
    Operating income in the first quarter totaled $322,000 compared to an operating loss of $477,000 recorded for the first quarter of 2003. Operating results for the first quarter improved as a result of increased sales and improved product mix, improved facilities utilization and the favorable impact from cost management initiatives instituted during 2003.
    Net income for the first quarter of 2004 was $231,000 compared to a net loss of $455,000 for the first quarter of 2003. Net income per share was $.07 for the first quarter of 2004, compared to a net loss per share of $.15 reported for the first quarter of 2003.
    The backlog at the end of the first quarter of 2004 was $13.4 million, an increase of $1.0 million or approximately 7.8 percent compared to the backlog of $12.4 million at year-end 2003 and an increase of $1.7 million or 14.5 percent when compared to the backlog of $11.7 million at the end of the first quarter of 2003. Orders received during the first quarter of 2004 totaled $8.7 million and were approximately 13.6 percent above first quarter 2004 sales.
    Chairman and CEO Mason N. Carter commented, "We are pleased with record first quarter sales and the resulting performance, in this, our 50th Anniversary Year. Operating improvements and greater factory utilization produced increased profitability for the second consecutive quarter. We are well-positioned to provide solid customer value through total integrated packaging solutions."
    Investors are invited to participate in the financial results conference call on Monday May 17, 2004 at 4:15 p.m. (Eastern) by dialing 1-800-915-4836 (for International callers: 1-973-317-5319) ten minutes prior to the scheduled start time, and reference the Merrimac Industries first quarter 2004 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-800-428-6051, or 1-973-709-2089 for international callers, passcode number 356344.
    This conference call will also be broadcast live over the Internet by logging on to the web at this address:
     http://www.firstcallevents.com/service/ajwz406793022gf12.html

    If you are unable to participate during the live webcast, a link to the archived webcast will be listed on the Merrimac Industries, Inc. website http://www.merrimacind.com.

    About Merrimac
    Celebrating its 50th anniversary, Merrimac Industries, Inc. is a leader in the design and manufacture of Multi-Mix PICO(TM) RF Microwave components, assemblies and micro-multifunction modules (MMFM), serving the wireless telecommunications industry worldwide with enabling technologies for space, defense and commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions(R) with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix(R) process for microwave, multilayer integrated MMFM circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.
    Merrimac Industries, Inc. and its subsidiary Filtran Microcircuits Inc., are located in West Caldwell, NJ, San Jose, Costa Rica, and Ottawa, Ontario, Canada, and have approximately 230 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions(R) for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix(R), Multi-Mix PICO(TM), MMFM(R) and Total Integrated Packaging Solutions(R) are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com.

    This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix(R) products; general economic and industry conditions; slower than anticipated penetration into the satellite communications, defense and wireless markets; the risk that the benefits expected from the acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                          Merrimac Industries, Inc.
               Summary of Consolidated Statements of Operations

                                                        Quarter Ended
                                                         (Unaudited)
                                                    April 3,      March 29,
                                                     2004           2003

    Net sales                                    $7,648,000     $6,512,000
    Gross profit                                  3,348,000      2,452,000
    Selling, general and administrative expenses  2,454,000      2,329,000
    Research and development                        572,000        600,000
    Operating income (loss)                         322,000       (477,000)
    Interest and other expense, net                  81,000         59,000
    Income (loss) before income taxes               241,000       (536,000)
    Provision (benefit) for income taxes             10,000        (81,000)
    Net income (loss)                               231,000       (455,000)

    Net income (loss) per common share
     - basic and diluted                               $.07          $(.15)

    Weighted average number of shares             3,121,000      3,120,000
     outstanding - basic
    Weighted average number of shares             3,135,000      3,120,000
     outstanding - diluted


                          Merrimac Industries, Inc.
                    Condensed Consolidated Balance Sheets

                                               April 3, 2004   January 3, 2004
                                                (Unaudited)
    ASSETS
    Current assets:
      Cash and cash equivalents                $  1,628,000   $    453,000
      Income tax refunds receivable                 128,000        136,000
      Accounts receivable                         5,704,000      6,299,000
      Inventories                                 3,217,000      3,188,000
      Other current assets                          453,000        482,000
      Deferred tax assets                         1,055,000      1,055,000
      Total current assets                       12,185,000     11,613,000
    Property, plant and equipment, net           16,722,000     17,222,000
    Restricted cash                               1,500,000      1,500,000
    Other assets                                    819,000        854,000
    Deferred tax assets, non-current                564,000        573,000
    Goodwill                                      3,053,000      3,123,000
    Total Assets                               $ 34,843,000   $ 34,885,000

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Liabilities:
      Current portion of long-term debt        $    878,000   $    954,000
      Other current liabilities                   4,037,000      3,341,000
      Total current liabilities                   4,915,000      4,295,000
      Long-term debt, net of current portion      3,441,000      4,208,000
      Deferred compensation                          80,000         89,000
      Deferred liabilities                           44,000         48,000
      Deferred tax liabilities                    1,403,000      1,407,000
      Total liabilities                           9,883,000     10,047,000

    Stockholders' equity                         24,960,000     24,838,000

    Total Liabilities and
      Stockholders' Equity                     $ 34,843,000   $ 34,885,000


     Contact:  Mason N. Carter, Chairman & CEO
               973-575-1300, ext. 1202
               mnc@merrimacind.com

SOURCE  Merrimac Industries, Inc.
    -0-                             05/17/2004
    /CONTACT: Mason N. Carter, Chairman & CEO, +1-973-575-1300, ext. 1202, mnc@merrimacind.com /
    /Company News On-Call: http://www.prnewswire.com/comp/567525.html/ /Web site: http://www.merrimacind.com
                http://www.filtranmicro.com /
    (MRM)

CO:  Merrimac Industries, Inc.; Filtran Microcircuits Inc.
ST:  New Jersey
IN:  CPR TLS
SU:  ERN CCA